EXHIBIT (4)

MERRILL LYNCH & CO., INC.

and

JPMORGAN CHASE BANK, N.A., as Warrant Agent

WARRANT AGREEMENT

dated as of July 26, 2006

EUROPEAN UNION EURO/JAPANESE YEN WARRANTS

EXPIRING JULY 28, 2008

TABLE OF CONTENTS

		Page
PARTIES		1

RECITALS		1

ARTICLE I

ISSUANCE, FORM, EXECUTION, DELIVERY AND REGISTRATION OF WARRANTS

SECTION 1.01.	Issuance of Warrants; Book Entry Procedures; Successor Depositary	1
SECTION 1.02.	Form, Execution and Delivery of Global Warrant Certificate	2
SECTION 1.03.	Global Warrant Certificate and Authentication	3
SECTION 1.04.	Registration of Transfers and Exchanges	3
SECTION 1.05.	Warrant Certificates	4

ARTICLE II

DURATION AND EXERCISE OF WARRANTS

SECTION 2.01.	Duration of Warrants	6
SECTION 2.02.	Exercise and Delivery of Warrants	6
SECTION 2.03.	Contingent Interim Payment	9
SECTION 2.04.	Return of Global Warrant Certificate	10
SECTION 2.05.	Return of Money Held Unclaimed for Two Years	10
SECTION 2.06.	Designation of Agent for Receipt of Notice	10

ARTICLE III OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS

SECTION 3.01.	Holder of Warrant May Enforce Rights	10
SECTION 3.02.	Merger, Consolidation, Sale, Transfer or Conveyance	10

ARTICLE IV

CANCELLATION OF WARRANTS

SECTION 4.01.	Cancellation of Warrants	11
SECTION 4.02.	Treatment of Holders	11

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ii

WARRANT AGREEMENT

THIS AGREEMENT, dated as of July 26, 2006, between MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and JPMORGAN CHASE BANK, N.A., a New York banking corporation, as Warrant Agent (the “Warrant Agent”),

W I T N E S S E T H  T H A T :

WHEREAS, the Company proposes to sell warrants (the “Warrants” or, individually, a “Warrant”) representing the right to receive from the Company the Cash Settlement Amount (as defined herein) in U.S. dollars computed by reference to changes in the value of the European Union euro/Japanese yen exchange rate (the “EUR/JPY Exchange Rate”); and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company in connection with the issuance, transfer and exercise of the Warrants, and wishes to set forth herein, among other things, the provisions of the Warrants and the terms and conditions on which they may be issued, transferred, exercised and cancelled;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

ISSUANCE, FORM, EXECUTION,

DELIVERY AND REGISTRATION OF WARRANTS

SECTION 1.01. Issuance of Warrants; Book Entry Procedures; Successor Depositary. (a) The Warrants shall initially be represented by a single certificate (the “Global Warrant Certificate”). Each Warrant shall represent the right, subject to the provisions contained herein and in the Global Warrant Certificate, to receive the Cash Settlement Amount (as defined in paragraph (d) of Section 2.02), if any, and the Interim Payment (as defined in paragraph (a) of Section 2.03), if any, of such Warrant. In no event shall Holders (as defined in Section 4.02) be entitled to receive any interest on any Cash Settlement Amount or any Interim Payment. Beneficial owners of interests in the Global Warrant Certificate shall not be entitled to receive definitive Warrants evidencing the Warrants; provided, however, that if (i) the Depositary (as defined in Section 1.01(b)) is at any time unwilling or unable to continue as Depositary for the Warrants and a successor Depositary is not appointed by the Company within 60 days, or (ii) the Company executes and delivers to the Warrant Agent a company order to the effect that the Warrants shall no longer be represented by the Global Warrant Certificate, or (iii) in the event the Company shall be adjudged bankrupt or insolvent or make an assignment for the benefit of its creditors or institute proceedings to be adjudicated bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under applicable law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Company or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, provided any such event does not result in the automatic exercise of the Warrants as described in Section 2.02, the Company will issue Warrants in definitive form in exchange for the Global Warrant Certificate. In any such instance, and in accordance with the provisions of this Agreement, each beneficial owner of an interest in the Global Warrant Certificate will be entitled to have a number of Warrants equivalent to such owner’s beneficial interest in the Global Warrant Certificate registered in its name and will be entitled to physical delivery of such Warrants in definitive form by the Depositary Participant (as defined in Section 1.01(c)) through which such owner’s beneficial interest is reflected. The provisions of Section 1.05 shall apply only if, and when, Warrants in definitive form (“Warrant Certificates”) are issued hereunder. Unless the context shall otherwise require, all references in this Agreement to the Global Warrant Certificate shall include the Warrant Certificates in the event that Warrant Certificates are issued.

(b) The Global Warrant Certificate shall be deposited with the Depositary or its agent (the term “Depositary”, as used herein, initially refers to The Depository Trust Company and includes any successor depositary selected by the Company as provided in Section 1.01(d)) for credit to the accounts of the Depositary Participants as shown on the records of the Depositary from time to time.

(c) The Global Warrant Certificate will initially be registered in the name of Cede & Co., the Depositary’s partnership nominee for the Warrants. The Warrant holdings of Depositary Participants will be recorded on the books of the Depositary. The holdings of customers of Depositary Participants will be reflected on the books and records of such Depositary Participants and will not be known to the Warrant Agent, the Company or to the Depositary. “Depositary Participants” include securities brokers and dealers, banks and trust companies, clearing organizations and certain other organizations which are participants in the Depositary’s system. The Global Warrant Certificate will be held by the Depositary or its agent.

(d) The Company may from time to time select a new entity to act as Depositary and, if such selection is made, the Company shall promptly give the Warrant Agent written notice to such effect identifying the new Depositary, and the Global Warrant Certificate shall be delivered to the Warrant Agent and shall be transferred to the new Depositary as provided in Section 1.04 as promptly as possible. Appropriate changes may be made in the Global Warrant Certificate, the notice of exercise and the related notices delivered in connection with an exercise of Warrants to reflect the selection of the new Depositary.

SECTION 1.02. Form, Execution and Delivery of Global Warrant Certificate. The Global Warrant Certificate shall be in registered form and substantially in the form set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement. The Global Warrant Certificate may have imprinted or otherwise reproduced thereon such letters, numbers or other marks of identification or designation and such legends or endorsements as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of this Agreement (but which do not affect the rights, duties or immunities of the Warrant Agent), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed or of the Depositary, or to conform to usage. The Global Warrant Certificate shall be signed on behalf of the Company by its Chairman of the Board, President, Vice President serving as Chief Financial Officer, Treasurer or any Assistant Treasurer, manually or by facsimile signature, and a facsimile of its corporate seal shall be impressed, imprinted or engraved thereon, which shall be attested by its Secretary or any Assistant Secretary, either manually or by facsimile signature. Typographical and other minor errors or defects in any such reproduction of the seal or any such signature shall not affect the validity or enforceability of the Global Warrant Certificate that has been duly authenticated and delivered by the Warrant Agent.

In case any officer of the Company who shall have signed the Global Warrant Certificate either manually or by facsimile signature shall cease to be such officer before the Global Warrant Certificate so signed shall have been authenticated and delivered by the Warrant Agent or delivered by the Company, such Global Warrant Certificate nevertheless may be authenticated and delivered as though the person who signed such Global Warrant Certificate had not ceased to be such officer of the Company; and the Global Warrant Certificate may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Global Warrant Certificate, shall be the proper officers of the Company, although at the date of the execution of this Agreement any such person was not such officer.

SECTION 1.03. Global Warrant Certificate and Authentication. A Global Warrant Certificate relating to 970,000 Warrants originally issued may be executed by the Company and delivered to the Warrant Agent on or after the date of execution of this Agreement. The Warrant Agent is authorized, upon receipt of the Global Warrant Certificate from the Company, duly executed on behalf of the Company, to authenticate such Global Warrant Certificate. The Global Warrant Certificate shall be manually authenticated and dated the date of its authentication by the Warrant Agent and shall not be valid for any purpose unless so authenticated. The Warrant Agent shall authenticate and deliver the Global Warrant Certificate to or upon the written order of the Company.

SECTION 1.04. Registration of Transfers and Exchanges. Except as otherwise provided herein or in the Global Warrant Certificate, the Warrant Agent shall from time to time register the transfer of the Global Warrant Certificate in the records of the Warrant Agent only to the Depositary, to a nominee of the Depositary, to a successor Depositary, or to a nominee of a successor Depositary, upon surrender of such Global Warrant Certificate, duly endorsed and accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Company, duly signed by the registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, the Company shall execute and the Warrant Agent shall authenticate and deliver in the name of the designated transferee a new Global Warrant Certificate of like tenor and evidencing a like number of Warrants as evidenced by the Global Warrant Certificate at the time of such registration of transfer.

The Global Warrant Certificate may be transferred as provided above at the option of the Holder thereof when surrendered to the Warrant Agent at its office or agency maintained for the purpose of transferring and exercising any of the Warrants, which shall be in the Borough of Manhattan, The City of New York (the “Warrant Agent Office”), and which is, on the date of this Agreement, 4 New York Plaza, 15th Floor, New York, New York 10004 or at the office of any successor Warrant Agent as provided in Section 5.03, in exchange for another Global Warrant Certificate of like tenor and representing a like number of Warrants.

SECTION 1.05. Warrant Certificates. Any Warrant Certificates issued in accordance with Section 1.01(a) shall be in registered form substantially in the form set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are necessary or desirable for individual Warrant Certificates, and may represent any integral multiple of Warrants. The Warrant Certificates may have imprinted or otherwise reproduced thereon such letters, numbers or other marks of identification or designation and such legends or endorsements as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of this Agreement (but which do not affect the rights, duties or immunities of the Warrant Agent), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed or of the Depositary, or to conform to usage. Warrant Certificates shall be signed on behalf of the Company upon the same conditions, in substantially the same manner and with the same effect as the Global Warrant Certificate.

Each Warrant Certificate, when so signed on behalf of the Company, shall be delivered to the Warrant Agent, which shall manually authenticate and deliver the same to or upon the written order of the Company. Each Warrant Certificate shall be dated the date of its authentication.

No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Warrant Certificate has been authenticated by the manual signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that the Warrant Certificate so authenticated has been duly issued hereunder.

Warrant Certificates delivered in exchange for the Global Warrant Certificate shall be registered in such names and addresses (including tax identification numbers) and in such denominations as shall be requested in writing by the Depositary or its nominee in whose name the Global Warrant Certificate is registered, upon written certification to the Company and the Warrant Agent in form satisfactory to each of them of a beneficial ownership interest in the Global Warrant Certificate.

The Company shall cause to be kept at an office of the Warrant Agent in The City of New York a register (the register maintained in such office and in any other office or agency maintained by or on behalf of the Company for such purpose being herein sometimes collectively referred to as the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Warrant Certificates and the transfer of Warrant Certificates. The Warrant Agent is hereby appointed “Warrant Registrar” for the purpose of registering Warrant Certificates and the transfer of Warrant Certificates as herein provided.

Upon surrender for registration of a transfer of a Warrant Certificate at an office or agency of the Company maintained for such purpose, the Company shall execute, and the Warrant Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Warrant Certificates of any authorized denominations and representing Warrants of a like aggregate number.

At the option of the Holder, Warrant Certificates may be exchanged for other Warrant Certificates of any authorized denominations and representing Warrants of a like aggregate number, upon surrender of the Warrant Certificates to be exchanged at such office or agency. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall authenticate and deliver, the Warrant Certificates which the Holder making the exchange is entitled to receive.

All Warrant Certificates issued upon any registration of a transfer or an exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations of the Company, and entitled to the same benefits under this Warrant Agreement, as the Warrant Certificates surrendered upon such registration of a transfer or an exchange.

Every Warrant Certificate presented or surrendered for registration of a transfer or for an exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of a transfer or an exchange of Warrant Certificates, but the Company or the Warrant Agent may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of a transfer or an exchange of Warrant Certificates.

If any mutilated Warrant Certificate is surrendered to the Warrant Agent, the Company shall execute and the Warrant Agent shall authenticate and deliver in exchange therefor a new Warrant Certificate of like tenor representing Warrants of a like number and bearing a number not contemporaneously outstanding.

If there shall be delivered by a Holder to the Company and the Warrant Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Warrant Certificate, (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless and (iii) funds sufficient to cover any cost or expense to the Company (including any fees and expenses, including legal fees and expenses, charged by the Warrant Agent) relating to the issuance of a new Warrant Certificate, then, in the absence of written notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Warrant Agent shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor representing Warrants of a like number and bearing a number not contemporaneously outstanding.

Every new Warrant Certificate issued pursuant to this Section 1.05 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Warrant Agreement equally and proportionately with any and all other Warrant Certificates duly issued hereunder.

The provisions of this Section 1.05 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Warrant Certificates.

Prior to due presentment of a Warrant Certificate for registration of transfer, the Company, the Warrant Agent and any agent of the Company or the Warrant Agent may treat the person in whose name such Warrant Certificate is registered as the owner of such Warrant Certificate for all purposes hereunder whatsoever, whether or not such Warrant Certificate has been transferred and neither the Company, the Warrant Agent nor any agent of the Company or the Warrant Agent shall be affected by notice to the contrary.

All Warrant Certificates surrendered for exercise, registration of transfer or exchange shall, if surrendered to any person other than the Warrant Agent, be delivered to the Warrant Agent and shall be promptly cancelled by it. The Company may at any time deliver to the Warrant Agent for cancellation any Warrant Certificates previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Warrant Certificates so delivered shall be promptly cancelled by the Warrant Agent. No Warrant Certificates shall be authenticated in lieu of or in exchange for any Warrant Certificates cancelled as provided in this Section 1.05, except as expressly permitted by this Warrant Agreement. All cancelled Warrant Certificates held by the Warrant Agent shall be disposed of as directed in writing by the Company.

ARTICLE II

DURATION AND EXERCISE OF WARRANTS

SECTION 2.01. Duration of Warrants. Subject to the limitations described herein, each Warrant evidenced by the Global Warrant Certificate will expire on July 28, 2008 (the scheduled “Expiration Date”).

SECTION 2.02. Exercise and Delivery of Warrants. (a) The Warrants will be automatically exercised on (i) the seventh scheduled Business Day (the scheduled “Exercise Date”) immediately preceding the scheduled Expiration Date (or if the scheduled Exercise Date is not a Business Day, the immediately succeeding Business Day shall be the Exercise Date; if no Business Day occurs prior to the second scheduled Business Day prior to the Expiration Date, the Exercise Date will be such second scheduled Business Day prior to the Expiration Date regardless of whether such date is a Business Day), or (ii) the Business Day immediately prior to the occurrence of certain events in bankruptcy, insolvency or reorganization involving the Company as are set forth in Section 2.02(e) (any such day being the “Exercise Date”). In the case of (ii), the date of the occurrence of certain events in bankruptcy, insolvency or reorganization involving the Company as are set forth in Section 2.02(e) will be the Expiration Date.

(b) On the date of such automatic exercise, the Warrant Agent shall be informed of the Cash Settlement Amount (as defined below), if any, from the Calculation Agent, advise the Company of the aggregate Cash Settlement Amount, if any, and advise the Company of such other matters relating to the Warrants as the Company shall reasonably request in writing. Any notice to be given to the Company by the Warrant Agent pursuant to this Section 2.02 shall be by telephone and shall promptly be confirmed in writing. Any notice to be given by the Calculation Agent to the Warrant Agent pursuant to this Section 2.02 shall be by facsimile transmission to the address of the Warrant Agent set forth in Section 6.03 or by such other means as is acceptable to the Warrant Agent.

(c) The Company shall make available to the Warrant Agent, no later than 10:00 A.M., New York City time, on the Expiration Date, or if the Expiration Date is not a Business Day, on the next succeeding Business Day (the “Settlement Date”), funds in an amount sufficient to pay such aggregate Cash Settlement Amount. Provided that the Company has made adequate funds available to the Warrant Agent in such manner, the Warrant Agent shall make payment to the Depositary, after 10:00 A.M., New York City time, but prior to the close of business, on such Settlement Date. Any such payment shall be in the amount of the aggregate Cash Settlement Amount, and in the case of Warrants in definitive form, the aggregate Cash Settlement Amount in respect of exercised Warrants for which delivery has been accepted by the Warrant Agent.

(d) The “Cash Settlement Amount” for each Warrant is an amount equal to the greater of:

(i)	zero, or

(ii)	U.S.$25 x	(	Starting Value - Ending Value	)
Starting Value

The “Ending Value” will be determined by Merrill Lynch Capital Services Inc. (“MLCS”) or any successor thereto, as the Calculation Agent (the “Calculation Agent”), and will equal the EUR/JPY Exchange Rate on the Exercise Date, as determined in accordance with the provisions of Section 2.01.

The “Starting Value” equals 147.69.

In no event will the Cash Settlement Amount be less than zero.

The “EUR/JPY Exchange Rate” shall mean the currency exchange rate in the interbank market quoted as the Japanese yen value of one European Union euro as reported by Bloomberg L.P. (“Bloomberg”) on page FXC, or any substitute page thereto. For purposes of determining the Ending Value and the EUR/JPY Exchange Rate on the Observation Date (as defined below), such currency exchange rate will be that reported by Bloomberg on page FXC, or any substitute page thereto, or calculated in accordance with any substitute procedure, as described below, at approximately 10:00 a.m. in New York, New York on the relevant date. If the EUR/JPY Exchange Rate is not so quoted on Bloomberg page FXC, or any substitute page thereto, then the EUR/JPY Exchange Rate will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”). If the Noon Buying Rate is not announced on such date, then the EUR/JPY Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent on the relevant date for the purchase or sale for deposits in the relevant currencies by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide such spot quotations, then the EUR/JPY Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from fewer than two banks, then the Calculation Agent, in its sole discretion, shall determine which quotation is available and reasonable to be used. If no such spot quotation is available, then the EUR/JPY Exchange Rate will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at 10:00 a.m., New York City time, on the relevant date.

The term “Business Day”, as used herein, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

The Cash Settlement Amount will be rounded, if necessary, to the nearest cent, with one-half cent being rounded upwards.

All determinations made by the Calculation Agent, absent a manifest error, shall be conclusive for all purposes and binding on the Company and the beneficial owners of the Warrants.

(e) The Warrants will expire on the date that either of the following events occur, as referenced in subsection (a) of this Section, and the Warrants will be automatically exercised on the Business Day immediately preceding such date:

(i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(ii) the Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(f) Upon the occurrence of any of the events described in subsection (e) above, the Cash Settlement Amount, if any, shall be determined by the Calculation Agent pursuant to Section 2.02(d).

(g) The Warrant Agent shall, as soon as practicable after the Exercise Date determined pursuant to subsection (e) above, be informed of the Cash Settlement Amount, if any, from the Calculation Agent, advise the Company of the Cash Settlement Amount, if any, and advise the Company of such other matters relating to the Warrants as the Company shall reasonably request in writing. Provided that the Company has made the adequate funds available to the Warrant Agent in a timely manner which shall, in no event, be later than 10:00 A.M., New York City time, on the seventh Business Day following the Exercise Date determined in accordance with subsection (e) of this Section, the Warrant Agent will make its payment available to the Depositary against receipt by the Warrant Agent from the Depositary of the Global Warrant Certificate on the seventh Business Day following the Exercise Date, such payment to be in the amount of the aggregate Cash Settlement Amount in respect of the number of Warrants evidenced by the Global Warrant Certificate at the close of business on such Exercise Date. The Warrant Agent shall promptly cancel the Global Warrant Certificate following its receipt thereof from the Depositary.

SECTION 2.03. Contingent Interim Payment. (a) If the EUR/JPY Exchange Rate is 91%, or less than 91%, of the Starting Value on July 20, 2007 (the scheduled “Observation Date”), Holders shall be entitled to receive a payment on each Warrant held by such Holder of $4.50 (the “Interim Payment”) on the seventh Business Day following the actual Observation Date (the “Interim Payment Date”); provided, however, that if the scheduled Observation Date is not a Business Day, then the actual Observation Date will be the next succeeding Business Day; and provided further, that if a Business Day has not occurred by the third succeeding scheduled Business Day following the scheduled Observation Date, then such third succeeding scheduled Business Day following the scheduled Observation Date will be the actual Observation Date and the Calculation Agent will determine the EUR/JPY Exchange Rate on that date in a manner that, in its judgment, is reasonable under the circumstances.

(b) On the actual Observation Date, the Warrant Agent and the Company shall be informed from the Calculation Agent as to whether Interim Payments, if any, are payable, and advise the Company of the aggregate amount of Interim Payments, if any. Any notice to be given by the Calculation Agent to the Warrant Agent and Company pursuant to this Section 2.03 shall be by facsimile transmission to the address of the Warrant Agent and the address of the Company as set forth in Section 6.03 or by such other means as is acceptable to the Warrant Agent and Company.

(c) The Company shall make available to the Warrant Agent, no later than 10:00 A.M., New York City time, on the Interim Payment Date, funds in an amount sufficient to pay such aggregate Interim Payments. Provided that the Company has made adequate funds available to the Warrant Agent in such manner, the Warrant Agent shall make payment to the Depositary, after 10:00 A.M., New York City time, but prior to the close of business, on such Interim Payment Date. Any such payment shall be in the amount of the aggregate Interim Payments.

SECTION 2.04. Return of Global Warrant Certificate. At such time as all of the Warrants have been automatically exercised or otherwise cancelled, the Warrant Agent shall destroy the cancelled Global Warrant Certificate unless the Company directs it in writing to return it.

SECTION 2.05. Return of Money Held Unclaimed for Two Years. Any money deposited with or paid to the Warrant Agent for the payment of the Cash Settlement Amount or Interim Payments of any Warrants and not applied but remaining unclaimed for two years after the date upon which such Cash Settlement Amount or Interim Payments, as applicable, shall have become due and payable, shall be repaid by the Warrant Agent to the Company and the Holder of such Warrants shall thereafter look only to the Company for any payment which such Holder may be entitled to collect and all liability of the Warrant Agent with respect to such money shall thereupon cease; provided, however, that the Warrant Agent, before making any such repayment, may at the expense of the Company notify the Holders concerned that said money has not been so applied and remains unclaimed and that after a date named therein any unclaimed balance of said money then remaining shall be returned to the Company.

SECTION 2.06. Designation of Agent for Receipt of Notice. The Company may from time to time designate in writing to the Warrant Agent a designee for receipt of all notices required to be given by the Warrant Agent to the Company pursuant to this Article II and all such notices thereafter shall be given in the manner herein provided by the Warrant Agent to such designee.

ARTICLE III

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS

SECTION 3.01. Holder of Warrant May Enforce Rights. Notwithstanding any of the provisions of this Agreement, any Holder, without the consent of the Warrant Agent, may, in and for his own behalf, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, his right to exercise, and to receive payment for, his Warrants as provided in the Global Warrant Certificate and in this Agreement.

SECTION 3.02. Merger, Consolidation, Sale, Transfer or Conveyance. The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in any such case, (i) either the Company shall be the continuing entity, or the successor entity shall be organized and existing under the laws of the United States of America or a State thereof and such successor entity shall expressly assume the payment of the Cash Settlement Amount or the contingent obligation to pay the Interim Payment with respect to the Warrants, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement and the Global Warrant Certificate to be performed by the Company and (ii) the Company or such successor entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition. Such successor or assuming entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, a new Global Warrant Certificate in exchange and substitution for the Global Warrant Certificate theretofore issued. Such Global Warrant Certificate shall in all respects have the same legal rank and benefit under this Agreement as the Global Warrant Certificate theretofore issued in accordance with the terms of this Agreement as though such new Global Warrant Certificate had been issued at the date of the execution hereof. In any case of any such consolidation, merger, sale, lease or conveyance of substantially all of the assets of the Company, such changes in phraseology and form (but not in substance) may be made in the new Global Warrant Certificate as may be appropriate.

The Warrant Agent shall receive a written opinion of legal counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance of substantially all of the assets of the Company complies with the provisions of this Section 3.02 and that the assumption of this Agreement by the successor or assuming corporation is effective.

ARTICLE IV

CANCELLATION OF WARRANTS

SECTION 4.01. Cancellation of Warrants. In the event the Company shall purchase or otherwise acquire Warrants, such Warrants may, at the option of the Company and upon written notification to the Warrant Agent, be surrendered free through a Depositary Participant for credit to the account of the Warrant Agent and if so credited the Warrant Agent shall promptly note the cancellation of such Warrants by notation on the records of the Warrant Agent. No Warrant shall be issued in lieu of or in exchange for any Warrant which is cancelled as provided herein, except as otherwise expressly permitted by this Agreement.

SECTION 4.02. Treatment of Holders. The Company, the Warrant Agent and any agent of the Company or the Warrant Agent may deem and treat the person in whose name a Warrant Certificate or the Global Warrant Certificate shall be registered in the records of the Warrant Agent as the absolute owner of such Warrant Certificate or Global Warrant Certificate, as the case may be (notwithstanding any notation of ownership or other writing thereon) (the “Holder”) for any purpose and as the person entitled to exercise the rights or receive the contingent Interim Payment, if any, represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent, nor any agent of the Company or the Warrant Agent shall be affected by any notice to the contrary, except that the Warrant Agent and the Company shall be entitled to conclusively rely on and act pursuant to instructions of the Depositary or the Depositary Participants, as applicable, as contemplated by Article II of this Agreement. This Section 4.02 shall be without prejudice to the rights of Holders as described elsewhere herein.

ARTICLE V

CONCERNING THE WARRANT AGENT

SECTION 5.01. Warrant Agent. (a) The Company hereby appoints JPMorgan Chase Bank, N.A., as Warrant Agent of the Company in respect of the Warrants and Global Warrant Certificate upon the terms and subject to the conditions set forth herein and in the Global Warrant Certificate; and JPMorgan Chase Bank, N.A., hereby accepts such appointment. All references to Global Warrant Certificates shall also be deemed a reference to Warrant Certificates, if applicable. The Warrant Agent shall have the powers and authority granted to and conferred upon it in the Global Warrant Certificate and hereby and such further powers and authority acceptable to it to act on behalf of the Company as the Company may hereafter grant to or confer upon it. All of the terms and provisions with respect to such powers and authority contained in the Global Warrant Certificate are subject to and governed by the terms and provisions hereof.

SECTION 5.02. Conditions of Warrant Agent’s Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof and of the Global Warrant Certificates including the following, to all of which the Company agrees and to all of which the rights hereunder of the Holders and beneficial owners from time to time of the Warrants shall be subject:

(a) The Company agrees promptly to pay the Warrant Agent the compensation to be agreed upon with the Company in writing for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for its reasonable out-of-pocket expenses (including counsel fees and expenses) incurred by the Warrant Agent without negligence or bad faith on its part in connection with the services rendered by it hereunder. The Company also agrees to indemnify the Warrant Agent and its officers, directors, agents and employees for, and to hold it and them harmless against, any loss, damage, cost, penalty, liability or expense (including reasonable attorneys’ fees and expenses) incurred without negligence or bad faith on the part of the Warrant Agent or its officers, directors, agents and employees, arising out of or in connection with it acting as Warrant Agent hereunder or with respect to the Warrants or the Global Warrant Certificate and any transactions or documents contemplated herewith or therewith, as well as the reasonable costs and expenses of defending against any claim of liability in the premises.

(b) In acting under this Agreement and in connection with the Global Warrant Certificate, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the owners or Holders of the Warrants.

(c) The Warrant Agent may consult with counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in accordance with the advice or opinion of such counsel.

(d) The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted or any thing suffered by it in reliance upon any Global Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be liable in any event for special, punitive, indirect, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e) The Warrant Agent, and its officers, directors and employees, may become the owner of, or acquire an interest in, any Warrants or other obligations of the Company, with the same rights that it or they would have if it were not the Warrant Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of Holders of Warrants or other obligations of the Company as freely as if it were not the Warrant Agent hereunder.

(f) The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Global Warrant Certificate nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Warrant Agent shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

(g) The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Global Warrant Certificate (except its authentication thereof).

(h) The recitals contained herein and in the Global Warrant Certificate (except as to the Warrant Agent’s authentication thereon) shall be taken as the statements of the Company and the Warrant Agent assumes no responsibility for the correctness of the same.

(i) The Warrant Agent shall be obligated to perform only such duties as are expressly set forth herein and in the Global Warrant Certificate and no implied duties or obligations shall be read into this Agreement or the Global Warrant Certificate against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder likely to involve it in any expense or liability, the payment of which or indemnity satisfactory to it is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of the Global Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of any proceeds. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Global Warrant Certificate or in the case of the receipt of any written demand from a Holder of a Warrant with respect to such default, except as provided in Section 6.02 hereof, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(j) Unless herein, or in the Global Warrant Certificate, otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Company made or given by the Company under any provision of this Agreement shall be sufficient if signed by its Chairman of the Board, President, a Vice President or by the Treasurer, and by an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Warrant Agent.

(k) In the absence of bad faith on the part of the Warrant Agent, the Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Warrant Agent which conform to the requirements of this Agreement.

(l) The Warrant Agent shall not be liable for any error of judgment made by an officer or officers of the Warrant Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Warrant Agent was negligent in ascertaining the pertinent facts.

(m) The Warrant Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with any direction of the Company given under this Agreement.

(n) Whenever in the administration of the provisions of this Agreement the Warrant Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by a certificate signed by one of Company’s officers, as the case may be, and delivered to the Warrant Agent and such certificate, in the absence of negligence or bad faith on the part of the Warrant Agent, shall be full warrant to the Warrant Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

(o) The Warrant Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document delivered to it pursuant to the terms of this Agreement.

(p) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company, any Holders or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Warrant Agent.

SECTION 5.03. Resignation and Appointment of Successor. (a) The Company agrees, for the benefit of the Holders from time to time of the Warrants, that there shall at all times be a Warrant Agent hereunder until all the Warrants are no longer exercisable.

(b) The Warrant Agent may at any time resign as such agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Warrant Agent, and acceptance of such appointment by such successor Warrant Agent, as hereinafter provided. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Warrant Agent (which shall be a banking institution (or an affiliate thereof) organized under the laws of the United States of America, or one of the states thereof and having an office or an agent’s office in the Borough of Manhattan, The City of New York) and the acceptance of such appointment by such successor Warrant Agent. In the event a successor Warrant Agent has not been appointed and accepted its duties within 90 days of the Warrant Agent’s notice of resignation or removal, the Warrant Agent may apply to any court of competent jurisdiction for the designation of a successor Warrant Agent. The obligation of the Company under Section 5.02(a) shall continue to the extent set forth therein notwithstanding the resignation, replacement or removal of the Warrant Agent and shall survive the termination of this Agreement.

(c) In case at any time the Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Warrant Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the latter of such appointment, the Warrant Agent so superseded shall cease to be Warrant Agent hereunder.

(d) Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.

(e) Any entity into which the Warrant Agent hereunder may be merged or converted or any entity with which the Warrant Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any entity to which the Warrant Agent shall sell or otherwise transfer all or substantially all of the corporate trust business of the Warrant Agent, provided that it shall be qualified as aforesaid, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01. Amendment. (a) This Agreement and the Global Warrant Certificate may be amended by the Company and the Warrant Agent, without the consent of the Holder of the Global Warrant Certificate or the beneficial owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein, for the purpose of appointing a successor Depositary in accordance with paragraph (d) of Section 1.01, for the purpose of issuing Warrants in definitive form in accordance with paragraph (a) of Section 1.01, or in any other manner which the Company may deem to be necessary or desirable and which will not materially and adversely affect the interests of the Holders of the Warrants.

The Warrant Agent shall be entitled to receive an Opinion of Counsel prior to executing any amendment, modification or supplement under this Section 6.01(a).

(b) The Company and the Warrant Agent may modify or amend this Agreement and the Global Warrant Certificate, with the consent of the beneficial owners of not fewer than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purpose; provided, however, that no such modification or amendment that changes the Starting Value, changes how the Ending Value is calculated or changes the Exercise Date so as to adversely affect the beneficial owners or otherwise materially and adversely affects the exercise rights of the beneficial owners or reduces the percentage of the number of outstanding Warrants, the consent of the beneficial owners of which is required for modification or amendment of this Agreement or the Global Warrant Certificate, may be made without the consent of the beneficial owners of all Warrants affected thereby.

SECTION 6.02. Notices and Demands to the Company and Warrant Agent. If the Warrant Agent shall receive any notice or demand addressed to the Company by any Holder pursuant to the provisions of the Global Warrant Certificate, the Warrant Agent shall promptly forward such notice or demand to the Company.

SECTION 6.03. Addresses for Notices. Any communications from the Company to the Warrant Agent with respect to this Agreement shall be addressed to the Warrant Agent at 4 New York Plaza, 15th Floor, New York, NY 10004 Attention: Institutional Trust Services; any communications from the Warrant Agent to the Company with respect to this Agreement shall be addressed to Merrill Lynch & Co., Inc., 4 World Financial Center, 24th Floor, New York, NY 10080 Attention: Treasury (first copy) and Merrill Lynch & Co., Inc., 222

Broadway, 17th Floor, New York, NY 10038 Attention: Corporate Secretary (second copy); and any communications from the Warrant Agent to the Calculation Agent with respect to this Agreement shall be addressed to Merrill Lynch, Pierce, Fenner & Smith, 4 World Financial Center, 25th Floor, New York, NY 10080 (or such other address as shall be specified in writing by the Warrant Agent, the Company or the Calculation Agent, respectively).

SECTION 6.04. Notices to Holders. The Company or the Warrant Agent may cause to have notice given to the beneficial owners of interests in the Global Warrant Certificate by providing the Depositary with a form of notice to be distributed by the Depositary to Depositary Participants in accordance with the customs and practices of the Depositary.

SECTION 6.05. Applicable Law. The validity, interpretation and performance of this Agreement and each Warrant issued hereunder and of the respective terms and provisions thereof shall be governed by the laws of the State of New York applicable to agreements made and to be performed in such State.

SECTION 6.06. Obtaining of Governmental Approvals. The Company shall from time to time take all actions which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under United States Federal and State laws, which may be or become requisite in connection with the issuance, sale, trading, transfer or delivery of the Warrants, the Global Warrant Certificate and the exercise of the Warrants.

SECTION 6.07. Persons Having Rights Under Warrant Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the Company, the Warrant Agent, and the Holders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof; and all covenants, conditions, stipulations, promises and agreements in this Agreement contained shall be for the sole and exclusive benefit of the Company and the Warrant Agent and their successors and of the registered Holders of the Warrant Certificate.

SECTION 6.08. Tax Matters. By purchasing a Warrant, the Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Warrant for all tax purposes as a pre-paid cash-settled financial contract linked to the EUR/JPY Exchange Rate.

SECTION 6.09. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 6.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 6.11. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times at the corporate trust office of the Warrant Agent, during its normal business hours for inspection by the Depositary Participants and the Holders.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

MERRILL LYNCH & CO., INC.

By
John Thurlow Assistant Treasurer

JPMORGAN CHASE BANK, N.A.

By
Name:
Title:

EXHIBIT A

Form of Global Warrant

THIS WARRANT IS A GLOBAL WARRANT WITHIN THE MEANING OF THE WARRANT AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR WARRANTS IN CERTIFICATED FORM, THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY WARRANT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.R- CUSIP No.	Warrants (Each Warrant representing $3.01 original public offering price per Warrant)

GLOBAL WARRANT CERTIFICATE

Representing up to              European Union Euro/Japanese Yen Warrants

Expiring July 28, 2008

MERRILL LYNCH & CO., INC.

This certifies that CEDE & Co. or registered assigns is the registered Holder of European Union Euro/Japanese Yen Warrants Expiring July 28, 2008 (the “Warrants”) or such lesser amount as is indicated in the records of JPMorgan Chase Bank, N.A., as Warrant Agent. Each Warrant entitles the beneficial owner thereof, subject to the provisions contained herein and in the Warrant Agreement referred to below, to receive from Merrill Lynch & Co., Inc. (the “Company”) the cash settlement amount, if any, (the “Cash Settlement Amount”) specified in Section 2.02(d), of the Warrant Agreement, and the contingent interim payment, if any, (the “Interim Payment”) specified in Section 2.03(a) of the Warrant Agreement. The Holder hereof shall not be entitled to any interest on any Cash Settlement Amount or any Interim Payment to which it is otherwise entitled. The Warrants will be automatically exercised (i) on the seventh scheduled Business Day (the scheduled “Exercise Date”) immediately preceding the scheduled Expiration Date (or if the scheduled Exercise Date is not a Business Day, the immediately succeeding Business Day shall be the Exercise Date; if no Business Day occurs prior to the second scheduled Business Day prior to the Expiration Date, the Exercise Date will be such second scheduled Business Day prior to the Expiration Date regardless of whether such date is a Business Day), or (ii) the Business Day immediately prior to the occurrence of certain events in bankruptcy, insolvency or reorganization involving the Company as are set forth in Section 2.02(e) of the Warrant Agreement (any such day being the “Exercise Date”). In the case of (ii), the date of the occurrence of certain events in bankruptcy, insolvency or reorganization involving the Company as are set forth in Section 2.02(e) of the Warrant Agreement will be the Expiration Date. References herein to “U.S. dollars”, “U.S.$” or “$” are to the currency of the United States of America. The term “Business Day”, as used herein, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

This Global Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of July 26, 2006 (the “Warrant Agreement”), between the Company and the Warrant Agent, and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions all beneficial owners of the Warrants evidenced by this Global Warrant Certificate and the Holder of this Global Warrant Certificate consent by acceptance hereof by the Depositary (as defined below). Copies of the Warrant Agreement are on file at the Warrant Agent office of the Warrant Agent in The City of New York. Except as provided in the Warrant Agreement, beneficial owners of the Warrants evidenced by this Global Warrant Certificate shall not be entitled to receive definitive Warrants evidencing their Warrants. Warrants shall be held through a depositary selected by the Company which initially is The Depository Trust Company (the “Depositary”, which term, as used herein, includes any successor depositary selected by the Company as further provided in the Warrant Agreement).

The “Cash Settlement Amount” for each Warrant is an amount equal to the greater of:

(i)	zero, or

(ii)	U.S.$25 ×	(	Starting Value - Ending Value	)
Starting Value

The “Ending Value” will be determined by Merrill Lynch Capital Services Inc. or any successor thereto, as the Calculation Agent (the “Calculation Agent”), and will equal the EUR/JPY Exchange Rate on rhe Exercise Date, as determined in accordance with the provisions of Section 2.01.

The “Starting Value” equals 147.69.

In no event will the Cash Settlement Amount be less than zero.

Capitalized terms included herein but not defined herein have the same meaning assigned thereto in the Warrant Agreement.

Subject to the provisions hereof and of the Warrant Agreement, each Warrant evidenced hereby will expire on the Expiration Date. The Warrants are not exercisable at the option of the holder.

The Warrant Agent will be informed of the Cash Settlement Amount on the Exercise Date from the Calculation Agent and will pay the Cash Settlement Amount of the Warrants to the Depositary on the Expiration Date.

If the EUR/JPY Exchange Rate is 91%, or less than 91%, of the Starting Value on July 20, 2007 (the scheduled “Observation Date”), Holders shall be entitled to receive a payment on each Warrant held by such Holder of $4.50 (the “Interim Payment”) on the seventh Business Day following the actual Observation Date (the “Interim Payment Date”); provided, however, that if the scheduled Observation Date is not a Business Day, then the actual Observation Date will be the next succeeding Business Day; and provided further, that if a Business Day has not occurred by the third succeeding scheduled Business Day following the scheduled Observation Date, then such third succeeding scheduled Business Day following the scheduled Observation Date will be the actual Observation Date and the Calculation Agent will determine the EUR/JPY Exchange Rate on that date in a manner that, in its judgment, is reasonable under the circumstances.

The Company, the Warrant Agent and any agent of the Company or the Warrant Agent may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent nor any agent of the Company or the Warrant Agent shall be affected by any notice to the contrary, subject to certain provisions of the Warrant Agreement, except that the Company and the Warrant Agent shall be entitled to rely on and act pursuant to instructions of the Depositary and/or the Depositary Participants, as applicable, as contemplated herein and in the Warrant Agreement.

Subject to the terms of the Warrant Agreement and certain restrictions set forth above, upon due presentment for registration of transfer of this Global Warrant Certificate at the Warrant Agent Office in New York City, the Company shall execute and the Warrant Agent shall authenticate and deliver in the name of the designated transferee a new Global Warrant Certificate of like tenor and evidencing a like number of Warrants as evidenced by this Global Warrant Certificate at the time of such registration of transfer, which shall be issued to the designated transferee in exchange for this Global Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Warrant for all tax purposes as a pre-paid cash-settled financial contract linked to the EUR/JPY Exchange Rate.

This Global Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

This Global Warrant Certificate shall not be valid or obligatory for any purpose until authenticated by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

MERRILL LYNCH & CO., INC.

By

John Thurlow

Assistant Treasurer

[SEAL]

Attest

Secretary

This is one of the Warrants

referred to in the within-mentioned

Warrant Agreement:

JPMORGAN CHASE BANK, N.A., as Warrant Agent

By
Authorized Officer

Date: July 26, 2006